Exhibit 5.1

August 13, 2013

Oil States International, Inc.

Three Allen Center

333 Clay Street, Suite 4620

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as counsel for Oil States International, Inc., a Delaware corporation (the “Company”), with respect to the preparation of the Registration Statement on Form S-4 (such registration statement, as may be amended and supplemented from time to time, the “Registration Statement”) being filed by the Company and by Acute Technological Services, Inc., a Texas corporation, Capstar Holding, L.L.C., a Delaware limited liability company, Capstar Drilling, Inc., a Texas corporation, General Marine Leasing, LLC, a Delaware limited liability company, Oil States Energy Services, L.L.C., a Delaware limited liability company, Oil States Energy Services Holding, Inc., a Delaware corporation, Oil States Industries, Inc., a Delaware corporation, Oil States Management, Inc., a Delaware corporation, Oil States Skagit SMATCO, LLC, a Delaware limited liability company, OSES International Holding, L.L.C., a Delaware limited liability company, PTI Group USA LLC, a Delaware limited liability company, PTI Mars Holdco 1, LLC, a Delaware limited liability company, Sooner Inc., a Delaware corporation, Sooner Pipe, L.L.C., a Delaware limited liability company, Sooner Holding Company, a Delaware corporation, and Tempress Technologies, Inc., a Washington corporation (the “Guarantors”), with the Securities and Exchange Commission (the “Commission”) in connection with (i) the issuance by the Company of up to $400,000,000 aggregate principal amount of its 5.125% Senior Notes due 2023 (the “New Notes”) registered pursuant to the Registration Statement under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for up to $400,000,000 aggregate principal amount of the Company’s outstanding 5.125% Senior Notes due 2023 (the “Outstanding Notes”) and (ii) the Guarantors’ unconditional guarantees of the payment of the New Notes (the “Guarantees”) also being registered pursuant to the Registration Statement under the Securities Act.

The Outstanding Notes were issued, and the New Notes will be issued, under an Indenture, dated as of December 21, 2012 (the “Indenture”), among the Company, the Guarantors and Wells Fargo Bank, N.A., as trustee and collateral agent. The Exchange Offer will be conducted on such terms and conditions as are set forth in the prospectus supplement contained in the Registration Statement to which this opinion letter is an exhibit.

Vinson & Elkins LLP Attorneys at Law Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Riyadh Shanghai Tokyo Washington	1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 www.velaw.com

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Before rendering our opinions hereinafter set forth, we examined originals or copies, certified or otherwise identified to our satisfaction, of such certificates, documents, instruments and records of the Company and the Guarantors, including the Indenture, and we reviewed such questions of law, as we considered appropriate for purposes of the opinions hereafter expressed. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and we have assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and the New Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

Based on the foregoing, we are of the opinion that when the New Notes have been duly executed and authenticated in accordance with the Indenture and issued and delivered as contemplated in the Registration Statement, (a) the New Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, and (b) the Guarantees of the Guarantors will remain the valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms, subject in each case to bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and to general equitable principles (whether considered in a proceeding in equity or at law).

We express no opinions concerning (i) the validity or enforceability of any provisions contained in the Indenture or the New Notes that purport to waive or not give effect to the rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived or rendered ineffective under applicable law or (ii) the enforceability of indemnification or contribution provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus forming part of the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

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The opinions expressed herein are limited exclusively to the federal laws of the United States of America, the laws of the State of New York, the laws of the state of Texas and the Constitution of the State of Delaware, the Delaware Limited Liability Company Act, and the Delaware General Corporation Law, as interpreted by the courts of the State of Delaware and of the United States, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We express no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign, or to any matter other than as expressly set forth above, and no opinion on any other matter may be inferred or implied herefrom. The opinions expressed herein are given as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied on for any other purpose.

Very truly yours, /s/ Vinson & Elkins L.L.P.